UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 4, 2015 (December 2, 2015)
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Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   717-763-7064

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 2, 2015 (the “Closing Date”), Harsco Corporation (the “Company”), entered into (i) an amendment and restatement agreement (the “Amendment Agreement”) and (ii) a second amended and restated credit agreement (the “Credit Agreement” and, together with the Amendment Agreement, the “Financing Agreements”) with certain lenders, Citibank Bank, N.A., as administrative agent and as collateral agent and the issuing lenders party thereto.
The Financing Agreements (i) amend and restate the Company’s existing credit agreement, originally dated as of March 2, 2012 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), (ii) establish a new term loan A facility in an initial aggregate principal amount of $250 million, a portion of which was funded by converting a portion of the revolving loans outstanding under the Existing Credit Agreement on a dollar-for-dollar basis (such facility, the “Term Loan Facility”) and (iii) reduce the revolving credit facility to $350 million (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Senior Credit Facilities”).
Borrowings under the Senior Credit Facilities bear interest at a rate per annum ranging from 87.5 to 200 basis points over the Base Rate or 187.5 to 300 basis points over the Adjusted LIBOR Rate (for borrowings in US Dollars or Sterling) or the Adjusted EURIBOR Rate (for borrowing in Euro), each as defined in the Credit Agreement.
The Senior Credit Facilities mature on June 2, 2019, provided that if the notes issued by the Company on May 15, 2008 have not been tendered, repurchased, redeemed, discharged or refinanced in full prior to the date that is 91 days prior to May 15, 2018, the Senior Credit Facilities mature on the date that is 91 days prior to May 15, 2018.
The Term Loan Facility requires scheduled quarterly payments, each equal to (i) with respect to quarterly payments made in 2016, 1.25% of the original principal amount of the loans under the Term Loan Facility made on the Closing Date and (ii) with respect to quarterly payments made in any year thereafter, 2.50% of the original principal amount of the loans under the Term Loan Facility made on the Closing Date. These payments are reduced by the application of any prepayments, and any remaining balance is due and payable on the maturity of the Term Loan Facility. Any principal amount outstanding under the Revolving Credit Facility is due and payable on the maturity of the Revolving Credit Facility.

The obligations of the Company are guaranteed by substantially all of the Company’s current and future wholly-owned domestic subsidiaries (the “Guarantors”). All obligations under the Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the Guarantors.
The Credit Agreement requires certain mandatory prepayments of outstanding loans under the Term Loan Facility, subject to certain exceptions, based on the net cash proceeds of certain asset sales and casualty and condemnation events, in some cases subject to reinvestment rights and certain other exceptions, and the net cash proceeds of any issuance of debt, excluding permitted debt issuances.
As previously announced on November 9, 2015, the Company is pursuing strategic options for the separation of the Company's Metals & Minerals business. Prior to any sale or spin-out of all or substantially all of the Company’s Metals & Minerals business segment, the Credit Agreement requires the Company to comply with a maximum total net leverage ratio equal to (i) in the case of any fiscal quarter ended on or before December 31, 2016, 4.00:1.00, (ii) in the case of any fiscal quarter ended after December 31, 2016 and on or before June 30, 2017, 3.75:1.00 and (iii) in the case of any fiscal quarter ending after June 30, 2017, 3.50:1.00. Following a sale or spin-out of all or substantially all of the Company’s Metals & Minerals business segment, the Credit Agreement requires the Company to comply with a total net leverage ratio equal to 3.00:1.00. In addition, the Credit Agreement requires the Company to comply with a minimum interest coverage ratio of 3.00:1.00.
Upon a sale or spin-out of all or substantially all of the Company’s Metals & Minerals business segment, the borrowing capacity under the Revolving Credit Facility will be reduced, if necessary, to an amount such that the to tal net leverage ratio of the Company, on a pro forma basis and assuming the borrowing of all available revolving commitments under the Revolving Credit Facility, is equal to 3.00:1.00.
The Credit Agreement contains a number of negative covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of each of its restricted subsidiaries to:
•incur additional indebtedness or guarantees;
•incur certain liens;
•make investments, loans, advances and acquisitions;
•engage in transactions with affiliates;
•sell assets, including capital stock of its subsidiaries;
•make dividends or purchase, redeem or acquire capital stock of the Company; and
•consolidate or merge.

The foregoing description of the Financing Agreements is qualified in its entirety by reference to the complete terms and conditions of the Financing Agreements, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

     The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

10.1
Amendment and Restatement Agreement, dated as of December 2, 2015, among the Company, the subsidiaries of the Company party thereto, Citibank N.A., as administrative agent, the other agents party thereto and the lenders party thereto.

99.1	Press Release issued December 2, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date:	December 4, 2015	By:	/s/ Russell Hochman
Russell Hochman
Senior Vice President, General Counsel, Chief Compliance Officer & Corporate Secretary